Exhibit 13(b)(i)

ADMINISTRATION AGREEMENT

COHEN & STEERS TOTAL RETURN REALTY FUND, INC.

280 Park Avenue

New York, New York 10017

December 10, 2013

COHEN & STEERS CAPITAL MANAGEMENT, INC.

280 Park Avenue

New York, New York 10017

Dear Sirs:

Agreement, dated as of December 10, 2013 (the “Agreement”), between Cohen & Steers Total Return Realty Fund, Inc., a non-diversified, closed-end management investment company (the “Company”), and Cohen & Steers Capital Management, Inc. (the “Administrator”).

In consideration of the mutual agreements made herein, the Company and the Administrator understand and agree as follows:

1.	The Administrator agrees, during the term of this Agreement, to be responsible for:

(a)	providing office space, telephone, office equipment and supplies for the Company;

(b)	paying compensation of the Company’s officers for services rendered as such;

(c)	authorizing expenditures and approving bills for payment on behalf of the Company;

(d)	supervising preparation of periodic reports to the Company’s shareholders and filing of these reports with the Securities and Exchange Commission on Form N-CSR, Forms N-Q, N-SAR and N-PX filed with the Securities and Exchange Commission, notices of dividends, capital gains distributions and tax credits, and attending to routine correspondence and other communications with individual shareholders;

(e)	supervising the daily pricing of the Company’s investment portfolio and the publication of the net asset value of the Company’s shares, earnings reports and other financial data;

(f)	monitoring relationships with organizations providing services to the Company, including the Custodian, Transfer Agent and printers;

(g)	supervising compliance by the Company with recordkeeping requirements under the Act and regulations thereunder, maintaining books and records for the Company (other than those maintained by the Custodian and Transfer Agent) and preparing and filing of tax reports other than the Company’s income tax returns; and

Notwithstanding the foregoing, the Company may pay for certain costs or expenses including compensation of certain Company officers or other individuals associated with the Administrator, as determined by the Board of Directors.

2.         In rendering the services specified in paragraph 1 of this Agreement, the Administrator may, subject to the approval of the Company’s Board of Directors, cause such services or any portion thereof to be provided by another person pursuant to a co- or sub-administration agreement; provided that in such event the Administrator shall remain responsible for monitoring and overseeing the performance by such person of its obligations to the Company under such sub-administration agreement. Subject to the approval of the Company’s Board of Directors, the fees and out-of-pocket expenses charged by such person in performing these services will be paid or reimbursed by the Company.

3.         The Company agrees, during the term of this Agreement, to pay to the Administrator, as compensation for the foregoing, a fee equal on an annual basis to [    ]% of the Company’s average daily managed assets (as defined in the Company’s Investment Management Agreement with the Administrator). The Company shall reimburse the Administrator for its reasonable out-of-pocket expenses in carrying out its obligations under this Agreement.

4.         This Agreement shall remain in full force and effect until December 10, 2015, and thereafter from year to year, provided such continuance is approved annually by the Board of Directors of the Company, including a majority of the Directors who are not “interested persons” of the Company under the Investment Company Act of 1940 (the “1940 Act”).

5.         This Agreement may be terminated by either party at any time on sixty (60) days’ written notice without payment of penalty, provided that such termination by the Company shall be approved by the vote of a majority of the Directors of the Company in office at the time or by the vote of a majority of the outstanding voting securities of the Company (as defined in the 1940 Act), and will terminate automatically and immediately in the event of its assignment (as defined in the 1940 Act).

6.         In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator, or of reckless disregard of its obligations hereunder, the Administrator shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder; provided, however, that in no event shall the Administrator be subject to liability for any act or omission of any co- or sub-administrator retained by or for the Company in accordance with paragraph 2 of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date set forth above.

COHEN & STEERS TOTAL RETURN REALTY FUND, INC.

By:	/s/ Francis C. Poli
Name: Francis C. Poli
Title: Secretary

COHEN & STEERS CAPITAL MANAGEMENT, INC.

By:	/s/ Adam M. Derechin
Name: Adam M. Derechin
Title: Chief Operating Officer

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